Exhibit 3.125

CERTIFICATE OF FORMATION

OF

WACHOVIA MERCHANT SERVICES, L.L.C.

This Certificate of Formation of Wachovia Merchant Services, L.L.C. (the “LLC”), dated December 26, 1995, is being duly executed and filed by Michael Beltz, as an authorized person on behalf of Card Establishment Services, Inc., to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (the “Act”).

FIRST.                   The name of the limited liability company formed hereby is Wachovia Merchant Services, L.L.C.

SECOND.              The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.                  The latest date on which the LLC is to dissolve is December 26, 2025.

FOURTH.              The LLC shall be formed as of the filing of this Certificate of Formation.

FIFTH.                   The initial Members of the LLC shall be Wachovia Bank of Georgia, N.A., a national banking association, Wachovia Bank of North Carolina, N.A., a national banking association, Wachovia Bank of South Carolina, N.A., a national banking association, and Card Establishment Services, Inc., a Delaware corporation.

SIXTH.                  The LLC will engage in any activity and business for which limited liability companies may be formed under the Act; provided such activities and businesses are permissible for national banking associations.

SEVENTH.            Each member will be shielded from unlimited liability for the acts of other Members of the Company consistent with the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Michael Beltz
Michael Beltz
Authorized Person

Certificate of Amendment to Certificate of Formation

of

Wachovia Merchant Services, L.L.C.

It is hereby certified that:

1.  The name of the limited liability company (hereinafter called the “limited liability company”) is Wachovia Merchant Services, L.L.C.

2.  The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware  19808.”

Executed on April 19, 2001.

/s/ Stanley J. Andersen
Stanley J. Andersen, Authorized Person

Certificate of Amendment to Certificate of Formation

of

WACHOVIA MERCHANT SERVICES, L.L.C.

(a Delaware limited liability company)

It is hereby certified that:

1.  The name of the limited liability company (hereinafter called the “LLC”) is Wachovia Merchant Services, L.L.C.

2.  The certificate of formation of the LLC is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST.   The name of the limited liability company (hereinafter called the ‘LLC’) is First Data Merchant Services Southeast, L.L.C.”

Executed on October 22, 2002

/s/ Thomas A. Rossi
Thomas A. Rossi, Authorized Person